Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) First Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our First Quarter 2023 Earnings Call. This event is being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Weil, American Strategic Investment Company's Chief Executive Officer, and Chris Masterson, the Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2022, filed on March 16, 2023, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Curtis. Good morning and thank you all for joining us today. We continued to focus on leasing activity during the first quarter, while completing our change in corporate structure and a rights offering to existing shareholders. As we discussed previously, the company is expanding the scope of the assets and businesses we may own and operate, diversifying our revenue streams and opening up opportunities that extend beyond owning just real estate in the five boroughs of New York City. We believe diversifying our portfolio will create an exciting opportunity to drive growth and add benefit beyond what traditional New York real estate can deliver.

By expanding the nature and type of assets we can acquire and own, over time we will reduce our exposure to a single asset class. We are also now a C-corporation and no longer a Real Estate Investment Trust from a tax perspective. Accordingly, we have begun transitioning our reporting to focus on earnings per share but will continue reporting FFO metrics as well during this change to provide clarity when comparing to prior periods. Expanding our investment strategy is an exciting step for American Strategic Investment Corp., and we're looking forward to pursuing additional income generating opportunities down the road.

In our existing portfolio, during the first quarter we completed five new leases totaling almost twenty thousand square feet that will add an additional $1.1 million of straight-line rent. Occupancy in the portfolio increased to 84.0% from 82.7% at the end of the fourth quarter with these leases in place. Our portfolio weighted average remaining lease term is 7.0 years, which we believe reflects the high quality of our assets and the long-range demand for New York City real estate, where over 40% of our leases extend beyond the year 2030. Of our Top 10 tenants, nearly 80% are what we consider to be investment grade, showing the quality of our tenant roster. These tenants have a remaining lease term of 9.4 years, providing long-term stability in our portfolio.

We have built a leasing pipeline that is expected to increase occupancy by an additional 1.3%, bringing our occupancy up to 85.3%. This will also increase straight-line rent by five-hundred thousand dollars once the lease terms start at 123 William Street and at 8713 Fifth Avenue, which will begin on June 1, 2023. We are also actively marketing the space we have available, particularly at 9 Times Square and 1140 Avenue of the Americas, a leasing opportunity that totals 130,000 square feet.

Based on our fundamental belief in the necessity of New York City office and retail space, we remain highly confident in the long-term strength of our $843 million, 1.2 million square foot portfolio of New York City real estate. Our portfolio consists of eight office and retail condominiums, located entirely in New York City and primarily in Manhattan. We have built a pure-play New York City portfolio featuring a number of large, investment grade tenants including Weill Cornell Medical, CVS, and government agencies. Across our portfolio, 39% of our tenant base operates in industries with the lowest unemployment rates, including government agencies and financial firms.

The activities of our asset and property management teams resulted in 22% growth of Cash NOI compared to the first quarter in 2022 through controlling costs and lowering G&A and operating expenses. G&A expenses are subject to an annual cap. As a result, first quarter G&A expenses increased compared to the fourth quarter of 2022, as this annual cap was reached part of the way through the quarter, limiting the cost to the Company. Combined with our fixed-rate debt and prudent net leverage, we believe that our existing assets and management of these assets provides a strong foundation for our expanded strategy.

We are entering into an exciting period for American Strategic Investment Co. as we continue to strengthen our existing portfolio of real estate assets while exploring additional income generating investments. Over the last few years, we have taken advantage of opportunities to invest in the long-term future of our portfolio, and expanding the scope of the assets we own is the next step forward for the company.

With that, I'll turn it over to Chris Masterson to go over the First Quarter results. Chris?

Christopher Masterson

Thanks Mike. First quarter 2023 revenue was $15.5 million, compared to $15.6 million in the first quarter of 2022. The company's first quarter GAAP net loss attributable to common stockholders was $11.8 million, compared to a net loss of $11.7 million in the first quarter of 2022.

For the first quarter of 2023, Adjusted EBITDA was $2.0 million compared to $2.1 million in 2022. Cash net operating income increased by $1.3 million, or 21.9%, to $7.0 million from $5.7 million in the first quarter of 2022. Our FFO attributable to common stockholders was a negative $4.8 million. Core FFO was negative $2.6 million, or negative $1.28 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental.

At quarter end, we had a relatively conservative balance sheet based on our Net Leverage of 40.7%, a weighted-average interest rate of 4.4%, and almost four years of weighted-average debt maturity. We don't have any debt maturities this year and have only minimal maturities until 2026. As we have previously discussed, all of our debt is fixed-rate after we locked in interest rates while they were broadly at historic lows.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Now that we've completed our transformation to American Strategic Investment Company we are focused on continuing to build the company for the future. We signed new leases during the quarter and have a leasing pipeline that would further grow occupancy by 1.3% as well as add five-hundred thousand dollars of additional annualized straight-line rent once leases commence. We are looking forward to the opportunities ahead of us with our solid portfolio as a foundation. Thank you for joining us today and, Operator, please open the lines for questions.

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